Exhibit 1(h)

WESTERN ASSET MUNICIPAL PARTNERS FUND INC.

FORM OF ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of WESTERN ASSET MUNICIPAL PARTNERS FUND INC., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Paragraph 5(c)(1) of the Articles Supplementary describing the Corporation’s Auction Rate Preferred Stock, Series M, in its entirety and substituting in lieu thereof a new Article to read as follows:

“(i)	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to any series of Preferred Stock with respect to payment of dividends or the distribution of assets on dissolution, liquidation or winding up.”

SECOND: The amendment does not increase the authorized stock of the Corporation.

THIRD: Pursuant to Section 2-605 (a) of the Maryland General Corporation Law, the amendment to the charter of the Corporation as hereinabove set forth has been duly approved by the Board of Directors of the Corporation as required by law.

FOURTH: The foregoing amendment to the charter of the Corporation shall become effective at              on             , 2007.

FIFTH: The undersigned Chairman and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Assistant Secretary on this              day of             , 2007.

ATTEST:	SALOMON BROTHERS MUNICIPAL PARTNERS FUND INC.

By:
Robert M. Nelson,		R. Jay Gerken,
Assistant Secretary		Chairman and Chief Executive Officer

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